HGU INVESTMENTS INC.

6040 Camp Bowie Blvd. Suite 3 - Fort Worth, TX 76116
P.O. Box 470691 - Fort Worth, TX 76147
Phone 817.731.9172 - Fax 817.315.2514
Email:CUSTOMERSERVICE@HGUINVESTMENTS.COM

NOTE AGREEMENT

December 24, 2001
Payer:	Dylan and Tracy Roan
Property Address:	6266 Firth Rd, Fort Worth, TX 76116
Note Amount:	$45,075.11
Interest Rate:	5% yearly
Due Date:	Due on Demand
Payable To:	HGU Investments Inc.

Signed:

/s/James Dylan Roan
James Dylan Roan

/s/Tracy Roan
Tracy Roan